EXHIBIT 10.1

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated as of May 26th, 2016 (the “Effective Date”), is entered into between Carna Biosciences, Inc., a Japanese corporation (“Carna”), having an address at BMA 3F 1-5-5 Minatojima-Minamimachi, Chuo-ku, Kobe 650-0047 Japan, and ProNAi Therapeutics, Inc., a Delaware corporation (“ProNAi”), having an address at 46701 Commerce Center Drive, Plymouth, MI 48170.

WHEREAS, Carna owns or has rights in the Technology (as defined below).

WHEREAS, ProNAi desires to obtain an exclusive license under Carna’s rights in the Technology on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2 “Competent Authority(ies)” shall mean, collectively, (a) the governmental entities in each country or supranational organization that is responsible for the regulation of any Product intended for use in the Field or the establishment, maintenance and/or protection of rights related to the Licensed IP Rights (including the FDA, the EMA and the MHLW), or (b) any other applicable regulatory or administrative agency in any country or supranational organization that is comparable to, or a counterpart of, the foregoing.

1.3 “EMA” shall mean the European Agency for the Evaluation of Medicinal Products of the European Union, or the successor thereto.

1.4 “FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

1.5 “Field” shall mean all fields of use.

1.6 “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

1.7 “Licensed IP Rights” shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How Rights.

1.8 “Licensed Know-How Rights” shall mean all trade secret and other know-how rights in and to all data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) which are necessary or useful for ProNAi to make, use, develop, sell or seek regulatory approval to market a composition, or to practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application within the Licensed Patent Rights or which otherwise relates to the Technology.

1.9 “Licensed Patent Rights” shall mean (a) the patents and patent applications listed on Exhibit A, (b) all patents and patent applications in any country of the world that claim or cover the Technology in which Carna or its Affiliates heretofore or hereafter has an ownership or (sub)licensable interest, (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clauses (a) and (b) above or the patent applications that resulted in the patents described in clauses (a) and (b) above, and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.

1.10 “MHLW” shall mean the Ministry of Health, Labour and Welfare of Japan, or the successor thereto.

1.11 “NDA” shall mean a New Drug Application, or similar application for marketing approval of a Product for use in the Field submitted to the FDA, or its foreign equivalent.

1.12 “Net Sales” shall mean, with respect to any Product, the gross sales price of such Product invoiced by ProNAi or its Affiliate, or each of their sublicensees, to customers who are not Affiliates (or are Affiliates but are the end users of such Product) less, to the extent actually paid or accrued by ProNAi or its Affiliate (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for nonconforming, damaged, out-dated and returned Product; (b) freight and insurance costs incurred by ProNAi or its Affiliate (as applicable) in transporting such Product to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product given to such customers under price reduction programs; (d) sales, use, value-added and other direct taxes incurred on the sale of such Product to such customers; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Product to such customers; (f) sales commissions incurred on the sale of such Product to such customers; and (g) an allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles.

1.13 “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.14 “Phase I Clinical Trial” shall mean a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a), or its foreign equivalent, and is designated as a Phase I Clinical Trial on clinicaltrials.gov.

1.15 ”Phase II Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study [*]. For the avoidance of doubt, [*] shall not be a Phase II Clinical Trial.

1.16 “Phase III Clinical Trial” shall mean a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Product as a basis for an NDA [*]. For the avoidance of doubt, [*] shall not prospectively be a Phase III Clinical Trial, unless [*].

1.17 “Product(s)” shall mean any product for use in the Field that if made, used, sold, offered for sale or imported absent the license granted hereunder would infringe a Valid Claim, or that otherwise uses or incorporates the Licensed Know-How Rights.

1.18 “Registration(s)” shall mean any and all permits, licenses, authorizations, registrations or regulatory approvals (including NDAs) required and/or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, marketing and selling of any product.

1.19 “Royalty Term” shall mean, with respect to each Product in each country, the term for which a Valid Claim remains in effect and would be infringed but for the license granted by this Agreement, by the use, offer for sale, sale or import of such Product in such country.

1.20 “Technology” shall mean any molecule that binds to, inhibits or otherwise modulates CDC7 (cell division cycle 7—a serine-threonine kinase) together with any derivatives or parts thereof.

1.21 “Territory” shall mean worldwide.

1.22 “Third Party” shall mean any Person other than Carna, ProNAi and their respective Affiliates.

1.23 “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked,

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unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2. REPRESENTATIONS AND WARRANTIES

2.1 Mutual Representations and Warranties. Each party hereby represents and warrants to the other party as follows:

2.1.1 Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

2.1.2 Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3 All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4 The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

2.2 Carna Representations and Warranties. Carna hereby represents and warrants to ProNAi as follows:

(a) Carna solely owns the patents and patent applications set forth on Exhibit A, and has not granted to any Third Party any license or other interest in the Licensed IP Rights. There is no agreement, lien, encumbrance or other obligation that with the passage of time or other event would result in any ownership of any such patent or patent application reverting or being assigned to a Third Party.

(b) Neither Carna nor its Affiliates are aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Licensed Patent Rights or which constitutes Licensed Know-How Rights, or (ii) by making, using or selling Products.

(c) Neither Carna nor its Affiliates are aware of any infringement or misappropriation by a Third Party of the Licensed IP Rights.

(d) Carna has provided to ProNAi all data, results, analysis and conclusions in Carna’s or its Affiliates’ possession regarding the lead compound designated as AS-141 and the back-up compound [*].

3. LICENSE GRANT

3.1 Licensed IP Rights. Carna hereby grants to ProNAi and its Affiliates an exclusive license (with the right to grant sublicenses through multiple tiers) under the Licensed IP Rights to conduct research and to develop, make, have made, use, offer for sale, sell and import Products in the Territory for use in the Field.

3.2 Availability of the Licensed IP Rights. Carna shall provide ProNAi with a copy of all information available to Carna relating to the Licensed IP Rights, Products or Technology.

3.3 Technical Assistance. For a period of [*] following the date of this Agreement, Carna shall provide such technical assistance to ProNAi as ProNAi reasonably requests regarding the Licensed IP Rights, Products or Technology, including without limitation making technical personnel available to ProNAi and providing to ProNAi all or part of Carna’s inventory of GMP and non-GMP Technology as the parties mutually agree. ProNAi shall pay to Carna its documented reasonable out-of-pocket costs of providing such technical assistance.

3.4 Access to Manufacturers. Carna shall use its commercially reasonable efforts to provide access to ProNAi to any suppliers of the API form of any Product for use in the Field on terms and conditions no less favorable than those terms and conditions between Carna and such supplier.

3.5 Research, Development, Manufacture and Commercialization of Product. ProNAi shall have decision-making authority, control and responsibility with reference to all research, development, manufacture and commercialization of Product. ProNAi shall send Carna a written report with reference to the status of development of Product once each calendar year until the First Commercial Sale.

4. FINANCIAL CONSIDERATIONS

4.1 License Fees. Within thirty (30) days following the Effective Date, ProNAi shall pay to Carna an upfront payment of nine hundred thousand dollars (USD $900,000) which shall not, in any event, be refunded to ProNAi.

4.2 Royalties.

4.2.1 Royalty Rate. During the applicable Royalty Term for a Product, subject to the terms and conditions of this Agreement, ProNAi shall pay to Carna royalties on annual Net Sales of such Product, on a Product-by-Product basis, equal to (a) [*] of the first [*] of annual Net Sales of such Product, (b) [*] of annual Net Sales of such Product greater than [*] up to [*], and (c) [*] of annual Net Sales of such Product in excess of [*]. Only one royalty shall be owing for a Product regardless of how many Valid Claims cover such Product.

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4.2.2 Third Party Royalties. If ProNAi, its Affiliates or sublicensees is required to pay royalties to any Third Party in order to exercise its rights hereunder to make, have made, use, sell, offer to sale or import any Product, then ProNAi shall have the right to credit [*] of such Third Party royalty payments against the royalties owing to Carna under Section 4.2.1 with respect to sales of such Product in such country; provided, however, that ProNAi shall not reduce the amount of the royalties paid to Carna under Section 4.2.1 by reason of this Section 4.2.2, with respect to sales of such Product in such country, to less than [*] of the royalties that would otherwise be due under Section 4.2.1.

4.3 Combination Products. If a Product consists of components that are covered by a Valid Claim and components that are not covered by a Valid Claim, then for purposes of the royalty payments under Section 4.2 for Net Sales of such Products, such Net Sales, prior to the royalty calculation set forth in Section 4.2, first shall be multiplied by the fraction A/(A+B), where A is the value of the component covered by the Valid Claim as reasonably determined by ProNAi, and B is the value of the component that is not covered by the Valid Claim as reasonably determined by ProNAi, and such resulting amount shall be the “Net Sales” for purposes of the royalty calculation in Section 4.2 for such Product.

4.4 Milestones. ProNAi shall pay to Carna the following one-time milestone payments within thirty (30) days following the first achievement of the applicable milestone:

Milestone Event	Payment
Dosing of the first patient in the first Phase I Clinical Trial [*]	[	*]

Dosing of the first patient in the first Phase II Clinical Trial [*]	[	*]

Dosing of the first patient in the first Phase III Clinical Trial [*]	[	*]

Dosing of the first patient in the first Phase III Clinical Trial [*]	[	*]

First receipt of a Registration from [*]	[	*]

First receipt of a Registration from [*]	[	*]

First receipt of a Registration from [*]	[	*]

First receipt of a Registration from [*]	[	*]

First receipt of a Registration from [*]	[	*]

First receipt of a Registration from [*]	[	*]

First calendar year in which annual Net Sales of all Products exceeds [*]	[	*]

First calendar year in which annual Net Sales of all Products exceeds [*]	[	*]

First calendar year in which annual Net Sales of all Products exceeds [*]	[	*]

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5. ROYALTY REPORTS AND ACCOUNTING

5.1 Royalty Reports. Within sixty (60) days after the end of each calendar quarter during the term of this Agreement following the First Commercial Sale of a Product, ProNAi shall furnish to Carna a quarterly written report showing in reasonably specific detail (a) the calculation of Net Sales during such calendar quarter; (b) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to (i) Net Sales invoiced in a currency other than United States dollars and (ii) cash consideration paid in a currency other than United States dollars by ProNAi’s sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

5.2 Audits.

5.2.1 Upon the written request of Carna and not more than once in each calendar year, ProNAi shall permit an independent certified public accounting firm of nationally recognized standing selected by Carna and reasonably acceptable to ProNAi, at Carna’s expense, to have access during normal business hours to such of the financial records of ProNAi as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which Carna has already conducted an audit under this Section.

5.2.2 If such accounting firm concludes that additional amounts were owed during the audited period, ProNAi shall pay such additional amounts within thirty (30) days after the date Carna delivers to ProNAi such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Carna; provided, however, if the audit discloses that the royalties payable by ProNAi for such period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then ProNAi shall pay the reasonable fees and expenses charged by such accounting firm.

5.2.3 Carna shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence; provided, however, that ProNAi shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with ProNAi regarding such financial information. The accounting firm shall disclose to Carna only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Carna shall treat all such financial information as ProNAi’s Confidential Information.

6. PAYMENTS

6.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 5 shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date. All royalties shall be paid through wire transfer at the bank account designated by Carna.

6.2 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Product is sold, ProNAi shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Carna’s account in a bank or other depository institution in such country. If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

6.3 Withholding Taxes. ProNAi shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts payable by ProNAi, its Affiliates or sublicensees, or any taxes required to be withheld by ProNAi, its Affiliates or sublicensees, to the extent ProNAi, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of Carna such taxes, levies or charges. ProNAi shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Carna by ProNAi, its Affiliates or sublicensees. ProNAi promptly shall deliver to Carna proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

7. CONFIDENTIALITY

7.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party that is disclosed by the other party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

7.2 Permitted Disclosures. The confidentiality obligations contained in Section 7.1 shall not apply to the extent that (a) any receiving party (the “Recipient”) is required

(i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party. Notwithstanding any other provision of this Agreement, ProNAi may disclose Confidential Information of Carna relating to information developed pursuant to this Agreement to any Person with whom ProNAi has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with ProNAi.

7.3 Terms of this Agreement. Except as otherwise provided in Section 7.2, Carna and ProNAi shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party, provided that ProNAi may disclose the terms of this Agreement under terms of confidentiality to any actual or prospective investor, sublicensee, collaborator or acquirer. Notwithstanding the foregoing, prior to execution of this Agreement, ProNAi and Carna have agreed upon the substance of information that can be used to describe the terms of this transaction, and ProNAi and Carna may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

8. PATENTS

8.1 Patent Prosecution and Maintenance. ProNAi shall have the right to control, at its sole cost, the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patent Rights. ProNAi shall give Carna an opportunity to review on the text of each patent application subject to this Section 8.1 before filing, and shall supply Carna with a copy of such patent application as filed, together with notice of its filing date and serial number. Carna shall cooperate with ProNAi, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 8.1. If ProNAi, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application in the Licensed Patent Rights, then ProNAi shall notify Carna in writing thereof and following the date of such notice Carna shall have the right to control, at its sole cost, the preparation, filing, prosecution and maintenance of such patents and patent applications.

8.2 Patent Term Extensions. Carna and ProNAi shall each cooperate with one another and shall use reasonable effort in obtaining patent term extensions available under applicable laws in any country in relation to Product(s) patents listed on Exhibit A.

8.3 Notification of Infringement. Each party shall notify the other party of any substantial infringement in the Territory known to such party of any Licensed Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.

8.4 Enforcement of Patent Rights. ProNAi, at its sole expense, shall have the right to determine the appropriate course of action to enforce Licensed Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed Patent Rights, to defend any declaratory judgments seeking to invalidate or hold the Licensed Patent Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensed Patent Rights, in each case in ProNAi’s own name and, if necessary for standing purposes, in the name of Carna and shall consider, in good faith, the interests of Carna in so doing. If ProNAi does not, within one hundred twenty (120) days of receipt of notice from Carna, abate the infringement or file suit to enforce the Licensed Patent Rights against at least one infringing party in the Territory, Carna shall have the right to take whatever action it deems appropriate to enforce the Licensed Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of Carna’s intent to file such suit, ProNAi shall have the right to jointly prosecute such suit and to fund up to one-half ( 1⁄2) the costs of such suit. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights shall be shared, after reimbursement of expenses, in relation to the damages suffered by each party. If ProNAi does not receive sufficient monies from a final judgment or settlement to cover its expenses for such suit, ProNAi shall have the right to credit up to fifty percent (50%) of such expenses against any royalties or other fees owing by ProNAi pursuant to Section 4.

8.5 Cooperation. In any suit to enforce and/or defend the License Patent Rights pursuant to this Section 8, the party not in control of such suit shall, at the request and expense of the controlling party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

9. TERMINATION

9.1 Expiration. Subject to Sections 9.2 and 9.3 below, this Agreement shall expire on the expiration of ProNAi’s obligation to pay royalties to Carna under Section 4.2. The license grant under Section 3.1 shall be effective at all times prior to such expiration and following such expiration of this Agreement (a) ProNAi shall have a fully paid-up, non-exclusive license under the Licensed Know-How Rights to conduct research and to develop, make, have made, use, sell, offer for sale and import Products in the Territory for use in the Field, and (b) Sections 1.1 and 3.4 shall survive.

9.2 Termination by ProNAi. ProNAi may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to Carna.

9.3 Termination for Cause. Except as otherwise provided in Section 11, Carna may terminate this Agreement upon or after the breach of any material provision of this Agreement by ProNAi, if ProNAi has not cured such breach within ninety (90) days after receipt of express written notice thereof by Carna; provided, however, if any default is not capable of being cured within such ninety (90) day period and ProNAi is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Carna shall have no right to terminate this Agreement. Any right by Carna to terminate under this Section 9.3 shall be stayed and the cure period tolled in the event that, during any cure period, ProNAi shall have initiated any action to contest the alleged material breach until the earlier of: (a) a final, non-appealable determination by a court of competent jurisdiction that ProNAi has materially breached its obligations under this Agreement; or (b) the parties mutually agree in writing otherwise.

9.4 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 7, 8, 9, 10 and 12 shall survive the expiration or termination of this Agreement. Upon any termination of this Agreement, Carna shall grant a direct license to any sublicense of ProNAi hereunder having the same scope as such sublicense and on terms and conditions no less favorable to such sublicensee than the terms and conditions of this Agreement, provided that such sublicensee is not in default of any applicable obligations under this Agreement and agrees in writing to be bound by the terms and conditions of such direct license.

10. INDEMNIFICATION

10.1 Indemnification. Each party (the “Indemnitor”) shall defend, indemnify and hold the other party (the “Indemnitee”) harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any third party claim, demand, action or proceeding arising out of any breach of this Agreement by the Indemnitor, or the gross negligence or willful misconduct of the Indemnitor in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of the Indemnitee or the breach of this Agreement by the Indemnitee.

10.2 Procedure. The Indemnitee promptly shall notify the Indemnitor of any liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to assume the defense thereof with counsel selected by the Indemnitor. The indemnity agreement in this Section 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Section 10, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Section 10. The Indemnitee under this Section 10, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

10.3 Insurance. ProNAi shall maintain product liability insurance with respect to the research, development, manufacture and sales of Products by ProNAi in such amount as ProNAi customarily maintains with respect to the research, development, manufacture and sales of its similar products. ProNAi shall maintain such insurance for so long as it continues to research, develop, manufacture or sell any Products, and thereafter for so long as ProNAi customarily maintains insurance covering the research, development, manufacture or sale of its similar products.

11. FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

12. MISCELLANEOUS

12.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Carna:	Carna Biosciences, Inc.
BMA 3F 1-5-5 Minatojima-Minamimachi,
Chuo-ku, Kobe 650-0047 Japan
Attention:

If to ProNAi:	ProNAi Therapeutics, Inc.
46701 Commerce Center Drive
Plymouth, MI 48170
Attention:

12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

12.3 Arbitration. Any dispute, controversy or claim initiated by either party arising out of or relating to this Agreement, its negotiations, execution or interpretation, or the performance by either party of its obligations under this Agreement (other than (a) any dispute, controversy or claim regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing, or (b) any bona fide third party action or proceeding filed or instituted in an action or proceeding by a Third Party against a party to this agreement), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give prompt written notice to that effect to the other party. Any such arbitration shall be conducted in the English language under the International Dispute Resolution Procedures and Arbitration Rules of the American Arbitration Association (the “Rules”) by a panel of three (3) arbitrators appointed in accordance with such Rules. Any such arbitration shall be held in Kobe, Japan if initiated by ProNAi, and in Vancouver, British Columbia if initiated by Carna. The method and manner of discovery in any such arbitration proceedings shall be governed by the Rules. The arbitrators shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration (including attorneys’ fees and expenses of the parties) in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

12.4 Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

12.5 Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

12.6 Entire Agreement. This Agreement, together with the MATERIAL TRANSFER AGREEMENT, embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

12.7 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

12.8 Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

CARNA BIOSCIENCES, INC.

By:	/s/ Kohichiro Yoshino
Name:	Kohichiro Yoshino, Ph.D.
Title	President & CEO

PRONAI THERAPEUTICS, INC.

By:	/s/ Nick Glover
Name:	Nick Glover
Title	President & CEO

EXHIBIT A

LICENSED PATENT RIGHTS

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- 15 -	*Confidential Treatment Requested.